EXHIBIT 10.6

NATIONAL PENN BANCSHARES, INC. LONG-TERM INCENTIVE COMPENSATON PLAN RESTRICTED STOCK AGREEMENT BETWEEN NATIONAL PENN BANCSHARES, INC. AND
_____________________ (the Grantee)
Date of Grant:	February 25, 2008
Number of Shares:	1,600 shares
End of Restricted Period (Vesting Period):	February 25, 2009

NPBC Restricted Stock Agreement - 2008

NATIONAL PENN BANCSHARES, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement dated as of February 25, 2008, between National Penn Bancshares, Inc. (the "Corporation") and (the "Grantee"),

WITNESSETH:

1.            Grant of Restricted Stock

Pursuant to the National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan (the "Plan"), this Agreement confirms the Corporation's grant to the Grantee, subject to the terms and conditions of the Plan and to the terms and conditions set forth herein, of an aggregate of 1,600 shares of common stock (without par value) of the Corporation (“shares of Restricted Stock”).

2.            Terms and Conditions

It is understood and agreed that the grant of shares of Restricted Stock is subject to the following terms and conditions:

(a)            Restricted (Vesting) Period.  The period of time during which the transfer of shares of Restricted Stock is restricted is from the date of this Agreement through February 25, 2009 (the “Restricted Period”).  The time period restrictions will lapse, and the Restricted Stock will vest, on February 25, 2009, but only if the Grantee remains in office as a director of the Corporation or its subsidiary, National Penn Bank (the “Bank”), through the end of the Restricted Period.

(b)            Performance Restrictions. In addition to the time restrictions set forth in Section 2(a), the shares of Restricted Stock are issued subject to the following earnings per share performance goals for the Corporation for 2008 (the “Performance Restrictions”), and shall only vest if and to the extent that the Performance Restrictions are satisfied.  Performance results shall be determined at the end of the Restricted Period and shall be interpolated as necessary between the various targets to determine vesting at that time:

•	Threshold	$ 1.20 per share	1,400
•	Target	$ 1.33 per share	1,500
•	Optimum	$ 1.44 per share	1,600

In the event of any stock dividend or stock split affecting the Corporation’s common stock, the aforesaid Performance Restrictions shall be adjusted appropriately and equitably, as shall be determined by the Committee.

(c)            Escrow and Custody of Shares.  Unless and until the shares of Restricted Stock vest as provided in Section 2(a) and 2(b), such shares will be registered in the name of the Grantee and issued in certificate form, and such certificate or certificates will be held by the Secretary of the Corporation as escrow agent (“Escrow Agent”) and may not be sold, transferred, pledged, assigned or otherwise alienated, hypothecated or disposed of until the termination of the Restricted Period and the satisfaction of the Performance Restrictions. The Corporation may instruct the transfer agent for its common stock to place a legend on the certificates representing the shares of Restricted Stock or otherwise mark its records as to the restrictions on transfer set forth in this Agreement. The certificate or certificates representing such shares of Restricted Stock will not be delivered by the Escrow Agent to the Grantee unless and until the shares of Restricted Stock have vested and all other terms and conditions in this Agreement have been satisfied.  The Escrow Agent may, in its discretion, elect to enter into alternative arrangements for the escrow of the shares of Restricted Stock, if, in the Escrow Agent’s discretion, such shares are issued in book-entry form.

(d)            Dividend and Voting Rights.  The shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to shares of the Corporation’s common stock during the Restricted Period.  The Grantee may exercise full voting rights with respect to the shares of Restricted Stock during the Restricted Period.

(e)            Forfeiture.   Notwithstanding any contrary provision of this Agreement, the balance of the shares of Restricted Stock that do not vest at the end of the Restricted Period pursuant to Section 2(a) and 2(b) will thereupon be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation. The Grantee hereby appoints the Escrow Agent, with full power of substitution, as the Grantee’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Grantee to take any action and execute all documents and instruments, including without limitation stock powers, which may be necessary to transfer the unvested shares of Restricted Stock and the certificate or certificates representing the same to the Corporation upon determination of such vesting.

(f)            Death or Disability.    If the Grantee's service as a director of the Corporation or the Bank terminates due to death or Disability (as defined in the Plan), any remaining Restricted Period shall automatically terminate and lapse immediately, but the Performance Restrictions shall remain in full force and effect.

(g)            Retirement.    If the Grantee's service as a director of the Corporation or the Bank terminates due to Retirement (as defined in the Plan, including a resignation in accordance with the mandatory retirement provisions of the Corporation’s or Bank’s Bylaws), any remaining Restricted Period shall automatically terminate and lapse immediately, but the Performance Restrictions shall remain in full force and effect. Shares that would otherwise vest under the Performance Restrictions shall only vest, pro rata, for that period of time preceding the Grantee’s termination of service as a director due to Retirement.

(h)            Transferability. All rights with respect to the shares of Restricted Stock shall be exercisable during the Grantee’s lifetime only by the Grantee. Prior to the lapse of the Restricted Period and the Performance Restrictions, the shares of Restricted Stock shall be transferable only by Will or by the laws of descent and distribution.

(i)            Adjustment and Substitution of Shares.  If any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Corporation affecting the Corporation’s shares of common stock shall occur, the number and class of shares of Restricted Stock shall be adjusted or substituted for, as the case may be, as shall be determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of rights, and provided that the number of shares shall always be a whole number. Any adjustment or substitution so made shall be final and binding upon the Grantee.

(j)            No Right To Continued Directorship.  This grant of shares of Restricted Stock shall not confer upon the Grantee any right to continue as a director of the Corporation, the Bank or any other subsidiary, nor shall it interfere in any way with the rights of the shareholders of the Corporation or the Board of Directors to elect and remove directors.

(k)            Compliance with Law and Regulations.  This grant of shares of Restricted Stock shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.  The Corporation shall not be required to issue or deliver any certificates for common shares prior to (1) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (2) the listing of such shares on any stock exchange on which the common shares may then be listed, or upon the Nasdaq Stock Market if the common shares are then listed thereon, and (3) compliance with all other applicable laws, regulations, rules and orders which may then be in effect.

(l)            Change-in-Control.  If any "Change-in-Control" (as defined in the Plan) occurs, the Restricted Period shall immediately lapse and the Performance Restrictions shall be deemed immediately satisfied in full.

3.            Investment Representation

The Committee may require the Grantee to furnish to the Corporation, prior to the issuance of any shares of Restricted Stock, an agreement (in such form as such Committee may specify) in which the Grantee represents that the shares acquired by him or her are being acquired for investment and not with a view to the sale or distribution thereof.

4.            Grantee Bound by Plan

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions of the Plan, as in effect on the date hereof and as it may be amended from time to time in accordance with its terms, all of which terms and provisions are incorporated herein by reference.  If there shall be any inconsistency between the terms and provisions of the Plan, as in effect from time to time, and those of this Agreement, the terms and provisions of the Plan, as in effect from time to time, shall control.

     5.            Committee

All references herein to the “Committee” mean the Compensation Committee of the Board of Directors of the Corporation (or any successor committee designated by the Board of Directors to administer the Plan).

6.            Withholding of Taxes

The Corporation may require as a condition precedent to the issuance of any shares of Restricted Stock, or their release from the escrow established under Section 2(c), that appropriate arrangements be made for the withholding of any applicable Federal, state and local taxes.

7.            Notices

Any notice hereunder to the Corporation shall be addressed to it at its office, Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512, Attention: Corporate Secretary, and any notice hereunder to Grantee shall be addressed to him or her at the address below, subject to the right of either party to designate at any time hereafter in writing some other address.

IN WITNESS WHEREOF, National Penn Bancshares, Inc. has caused this Agreement to be executed and the Grantee has executed this Agreement, both as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.:	GRANTEE:
By: _____________________________	____________________________________
J. Ralph Borneman, Jr. Chairman, Compensation Committee	(Signature)
___________________________________ (Print Name
___________________________________ (Print Address)